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                                                                   Exhibit 12




                          Ford Motor Company and Subsidiaries

                      CALCULATION OF RATIO OF EARNINGS TO COMBINED
                       FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                 ------------------------------------------------------
                                     (in millions)

                                                         For the Years Ended December 31
                                           ----------------------------------------------------
                                           1993       1992       1991       1990       1989
                                           ----      -----      ------     ------      ----
Earnings
- --------
  Income/(loss) before income taxes
   and cumulative effects of changes
   in accounting principles              $ 4,003   $  (127)    $(2,587)     $ 1,495    $ 6,030
  Equity in net (income)/loss of
   affiliates plus dividends from
   affiliates                                (98)       26          69          171       (137)
  Adjusted fixed charges a/
                                           7,648     8,113       9,360        9,690      9,032
                                         -------   -------     -------      --------     ------
    Earnings                             $11,553   $ 8,012     $ 6,842      $11,356    $14,925
                                         =======    =======     =======      =======    =======

Combined Fixed Charges and
 Preferred Stock Dividends
- --------------------------
  Interest expense b/                   $ 7,351    $ 7,987     $ 9,326      $ 9,647    $ 8,624
  Interest portion of rental
   expense c/                               266        185         124          105        103
  Preferred stock dividend
   requirements
   of majority-owned
   subsidiaries d/                          155         77          56           83         16
                                        -------     ------      ------      -------    -------
     Fixed charges                        7,732      8,249       9,506        9,835      8,743


Ford preferred stock dividend
 requirements e/                           442         317          26            0          0
                                      --------      ------       -----      -------    -------
  Total combined fixed charges
   and preferred stock dividends      $  8,174     $ 8,566     $ 9,532      $ 9,835    $ 8,743
                                      ========     =======     =======      =======    =======

Ratios
- ------
  Ratio of earnings to fixed
   charges                                 1.5          f/           g/         1.2        1.7
  Ratio of earnings to
   combined fixed charges
   and preferred stock dividends           1.4          h/           i/         1.2        1.7




- - - - - -
a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority-owned subsidiaries.
b/ Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.
d/ Preferred stock dividend requirements of Ford Holdings, Inc., increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
e/ Preferred stock dividend requirements of Ford Motor Company, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.
f/ Earnings inadequate to cover fixed charges by $237 million.
g/ Earnings inadequate to cover fixed charges by $2,664 million h/ Earnings inadequate to cover combined fixed charges and preferred stock dividends by $554 million.
i/ Earnings inadequate to cover combined fixed charges and preferred stock dividends by $2,690 million.



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